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                                                                    EXHIBIT 23.2

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
APACHE Medical Systems, Inc.

         We consent to incorporation by reference in the registration statements (Nos. 333-23731, 333-23749, 333-36423, and 333-36425) on Form S-8 of APACHE
Medical Systems, Inc. of our report dated February 7, 1997, relating to the consolidated balance sheet of APACHE Medical Systems, Inc. and subsidiary as of December 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows and the related schedule for each of the years in the two-year period ended December 31, 1996, before the restatement described in Note 2 to the 1997 consolidated financial statements, which report appears in the December 31, 1997, annual report on Form 10-K of APACHE Medical Systems, Inc.

                                              KPMG Peat Marwick LLP



April 8, 1998
McLean, VA